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                                                  EXHIBIT 4.11
               THE BANK OF NEW YORK COMPANY, INC.

                1993 LONG-TERM INCENTIVE PLAN

1.	PURPOSE.  The purpose of the 1993 Long Term Incentive Plan
of The Bank of New York Company, Inc. (the "Plan") is to promote the long term financial interests of The Bank of New York
Company, Inc. (the "Company"), including its growth and performance, by encouraging employees of the Company and its subsidiaries to acquire an ownership position in the company, enhancing the ability of the Company and its subsidiaries to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company's stockholders.

2.	DEFINITIONS.  The following definitions are applicable to
the Plan:

"Award" shall mean an award determined in accordance with the terms of the Plan.

"Board of Directors" shall mean the Board of Directors of the Company.

"Committee" shall mean the Compensation Committee of the Board of Directors.

"Common Stock" or "Stock" shall mean the common stock of the Company.

"Covered Employee" means, at the time of an Award (or such other time as required or permitted by Section 162(m) of the Internal Revenue Code) (i) the Company's Chief Executive Officer (or an individual acting in such capacity), (ii) any employee of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for the year in which an Award is made or payable, and (iii) any other employee of the Company or its subsidiaries designated by the Committee in its discretion.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Fair Market Value" shall mean, per share of Stock, the closing price of the Stock on the New York Stock Exchange (the "NYSE") on the applicable date, or, if there are no sales of Stock on the NYSE on such date, then the closing price of the Stock on the last previous day on which a sale on the NYSE is reported.

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"Participant" shall mean an employee of the Company or its
subsidiaries who is selected by the Committee to participate in the Plan.

3.	SHARES SUBJECT TO THE PLAN.  Subject to adjustment as
provided in section 16, the number of shares of Stock which shall be available for the grant of Awards under the Plan shall not exceed the greater of (i) in any year, one percent (1%) of the number of shares of Common Stock outstanding as of January 1 of such year (including treasury shares) or (ii) during the first five years the Plan is in effect, five percent (5%) of the number of shares of Common Stock outstanding as of January 1, 1993 (including treasury shares). The maximum number of shares set forth in clause (i) of the preceding sentence shall be increased in any year by the number of shares available for grant in any previous years since the effective date of the Plan which were not covered by Awards granted under the Plan in such years. The maximum number of shares in clause (ii) of the preceding sentence shall be increased by one percent (1%) of the increase in the number of outstanding shares of Common Stock (other than as provided in Section 16) for each year during the first five years the Plan is in effect that such increase in outstanding shares is in effect. Notwithstanding anything contained herein to the contrary, in no event shall (x) more than 6,000,000 shares of Stock be available in the aggregate for the issuance of Stock pursuant to incentive stock options granted under the Plan, or
(y) more than thirty percent (30%) of the number of shares of Stock which are available for the grant of Awards under the Plan be available in the aggregate for the issuance of Stock pursuant to the performance shares or restricted stock granted under the Plan. The shares of Stock issued under the Plan may be authorized and unissued shares or treasury shares, as the Company may from time to time determine.

Shares of Stock subject to an Award that, in whole or in part, expires unexercised or that is forfeited, terminated or cancelled or is paid in cash in lieu of Stock, and shares of Common Stock owned by the Participant that are tendered to pay for the exercise of a stock option in accordance with Section 7 shall thereafter again be available for grant under the Plan.

4.	ADMINISTRATION.  The Plan shall be administered by the
Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

Subject to the provisions of the Plan, the Committee (i) (or its delegate, within limits established by the Committee, with respect to non-Covered Employees and employees who are not subject to Section 16 of the Exchange Act) shall select the Participants, determine the type of Awards to be made to Participants, determine the shares or share units subject to Awards, and (ii) shall have the authority to interpret the Plan,

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to establish, amend, and rescind any rules and regulations
relating to the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

5.	ELIGIBILITY.  All employees of the Company and its
subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, are eligible to be Participants in the Plan. In addition, the Committee may from time to time deem other employees of the Company or its subsidiaries eligible to participate in the Plan to receive awards of nonstatutory stock options.

6.	AWARDS.  Awards under the Plan may consist of:  stock
awards, stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options), stock appreciation rights, performance shares, and restricted stock grants. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

7.	STOCK AWARDS.  Awards  of Stock may be granted in the form
of actual shares of Common Stock. At the discretion of the Committee, a stock certificate may be issued in respect of Stock Awards or a book entry of the Stock Award may be made. If a certificate is issued, such certificate shall be registered in the name of and be delivered to the Participant. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, shall immediately vest in such Participant.

8.	STOCK OPTIONS.  The Committee shall establish the option
price at the time each stock option is granted, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options be exercisable for a period of more than ten years after their date of grant. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may

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establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. In no event may any Participant receive stock options with respect to more than 750,000 shares of Stock in any calendar year beginning after December 31, 1996.

9.	STOCK APPRECIATION RIGHTS.  Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option, or may be freestanding and unrelated to a stock option. Stock appreciation rights granted in tandem or in addition to a stock option may be granted either at the same time as the stock option or at a later time. No stock appreciation right shall be exercisable earlier than six months after grant, except in the event of the Participant's death or disability. A stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the increase of the Fair Market
Value of a share of Common Stock on the exercise of the stock appreciation right over the grant price. The Committee shall determine in its sole discretion whether the stock appreciation right shall be settled in cash, Stock or a combination of cash and Stock.

10.	PERFORMANCE SHARES.  Performance shares may be granted in
the form of actual shares of Stock or share units having a value equal to an identical number of shares of Stock. In the event that a stock certificate is issued in respect of performance shares, such certificate shall be registered in the name of the Participant but shall be held by the Company until the time the performance shares are earned. The performance conditions and the length of the performance period shall be determined by the Committee but in no event may a performance period be less than twelve months. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Stock, or a combination of cash and Stock.

Awards of performance shares to a Covered Employee shall (unless the Committee determines otherwise) be subject to performance conditions based on the achievement (i) by the Company or a business unit of a specified target operating or net income or return on assets, (ii) by the Company or a business unit of specified target earnings per share or return on equity, (iii) of a targeted total shareholder return or (iv) any combination of the conditions set forth in (i) and (ii) above. If an Award of performance shares is made on such basis, the Committee shall establish the relevant performance conditions within 90 days after the commencement of the performance period (or such later date as may be required or permitted by Section 162 (m) of the Internal Revenue Code). The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of performance shares to a Covered Employee, notwithstanding the achievement of a specified performance condition. The maximum number of performance shares subject to

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any Award to a Covered Employee is 300,000 for each 12 months during the performance period (or, to the extent the Award is paid in cash, the maximum dollar amount of any such Award is the equivalent cash value of such number of Shares at the closing price on the last trading day of the performance period). For purposes of the immediately preceding sentence, "trading day" shall mean a day in which the Shares are traded on the New York Stock Exchange. An Award of performance shares to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the Participant's termination of employment prior to the end of the performance period for any reason, such Award will be payable only (A) if the applicable performance conditions are achieved and (B) to the extent, if any, as the Committee shall determine.

11.	RESTRICTED STOCK.  Restricted stock may be granted in the
form of actual shares of Stock or share units having a value equal to an identical number of shares of Stock. In the event that a stock certificate is issued in respect of restricted stock, such certificate shall be registered in the name of the Participant but shall be held by the Company until the end of the restricted period. The employment conditions and the length of the period for vesting of restricted stock shall be established by the Committee at time of grant, except that each restriction period shall not be less than twelve months. The Committee shall determine in its sole discretion whether restricted stock granted in the form of share units shall be paid in cash, Stock, or a combination of cash and Stock.

12.	AWARD AGREEMENTS.  Each Award under the Plan shall be
evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

13.	CHANGE OF CONTROL. In the event of a Change of Control, as
hereinafter defined, (i) all stock appreciation rights which have not been granted in tandem with stock options and which have been outstanding for at least six months shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units shall be paid in cash, (iii) all performance shares shall be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash, and
(iv) any Participant who has been granted a stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any incentive stock

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option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Committee at such time. Notwithstanding the foregoing, if a Change of Control occurs under clause (C) of the definition thereof and (x) the Voting Securities of the Company outstanding immediately prior to such merger or consolidation would continue to represent more than 50% of the combined voting power of the Voting Securities of the Company or the surviving entity immediately after such merger or consolidation and (y) immediately after such merger or consolidation there would be no Change of Control under clause (B) of the definition thereof if the words "at least 50% thereof" were substituted for the words "a majority thereof", then no payment of cash shall be made pursuant to clause (iv) of the first sentence of this paragraph and in lieu thereof all stock options shall become exercisable in full. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

A "Change of Control" shall be deemed to occur if (A) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); or (B) during any period of not more than two years, individuals who constitute the Board of Directors of the Company as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this sentence) whose election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by

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being converted into Voting Securities of the surviving entity)
at least 60% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company or all or substantially all of the Company's assets.

14.	WITHHOLDING.  The Company shall have the right to deduct
from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

15.	NONTRANSFERABILITY.  No Award shall be assignable or
transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution. Notwithstanding the immediately preceding sentence, the Committee may, subject to the terms and conditions it may specify, permit a Participant to transfer any nonstatutory stock options granted to him pursuant to the Plan to one or more of his immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. During the lifetime of the Participant, a nonstatutory stock option shall be exercisable only by the Participant or by the immediate family member or trust to whom such stock option has been transferred pursuant to the immediately preceding sentence. For purposes of the Plan,
(i) the term "immediate family" shall mean the Participant's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members and trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of a nonstatutory stock option to such immediate family member or trust, nor the ability of a Participant to make such a transfer shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Internal Revenue Code.

16.	NO RIGHT TO EMPLOYMENT.  No person shall have any claim or
right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any

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time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

17.	ADJUSTMENT OF AND CHANGES IN STOCK.  In the event of any
change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

18.	AMENDMENT.  The Board of Directors may amend, suspend or
terminate the Plan or any portion thereof at anytime, provided that no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act.

19.	EFFECTIVE DATE.  The Plan shall be effective as of January
1, 1993. Subject to earlier termination pursuant to Section 17, the Plan shall have a term of ten years from its effective date.


Amended and restated as of July 14, 1998